Exhibit 99.1

FOR IMMEDIATE RELEASE

MCCORMICK TO ACQUIRE THAI KITCHEN® AND SIMPLY ASIA® BRANDS

SPARKS, MD, JUNE 8 - McCormick & Company, Incorporated (NYSE:MKC) today announced that it has signed a definitive agreement to purchase the assets of Epicurean International for $97 million in cash.

•                  Epicurean International develops, imports and markets a line of authentic Asian products under the Thai Kitchen® and Simply Asia® brands.

•                  Annual sales of this business are approximately $50 million and have grown at a 32% compound annual rate since 2002.

•                  The acquisition is expected to be accretive to earnings and support the Company’s 8-10% earnings per share growth objective.

Founded in 1989, Epicurean International is an independently owned company which provides authentic, easy-to-prepare Asian foods.  Its primary products include noodle and soup bowls, meal kits, coconut milk, and various sauces and pastes.  Thai Kitchen® is the leading brand in the Thai food category.  Introduced in 2002, the Simply Asia® brand expands beyond Thai cuisine and with 40 products expands the product offerings to more than 100 items.  With distribution in grocery stores, natural food stores, mass merchandisers, drug stores and warehouse clubs, sales have grown at a 32% compound annual growth rate since 2002.

The acquisition is expected to be immediately accretive to earnings.  The purchase price of $97 million is a multiple of approximately 11 times 2005 EBITDA (earnings before interest, tax, depreciation and amortization) and will be financed through cash from operations and short-term credit facilities.  McCormick expects to complete the purchase subject to regulatory approvals and other customary closing conditions.

Robert J. Lawless, Chairman, President & CEO of McCormick, stated, “A key avenue for growth at McCormick is the acquisition of leading value-added brands in high growth categories.  We seek acquisitions that complement our established leadership in the development and marketing of flavors for food, with particular interest in specialty and ethnic food businesses.  The acquisition of the Epicurean International assets fits squarely within this strategy.  The management and employees of this business have built a rapidly growing line of on-trend, high quality products.  We look forward to working with this team to further expand the in-store penetration and consumer awareness of these products both in the U.S. and in certain international markets.”

Acquisition Information

An Epicurean International fact sheet that summarizes current information related to the acquisition can be found on McCormick’s website at ir.mccormick.com.

Forward-looking Information

Certain information contained in this release, including expected trends in net sales and earnings performance, are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934.  Forward-looking statements are based on management’s current views and assumptions and involve risks and uncertainties that could be materially affected by external factors such as:  actions of competitors, customer relationships, ability to realize expected cost savings and margin improvements, market acceptance of new products, actual amount and timing of special charge items, removal and disposal costs, final negotiations of third-party contracts, the impact of the stock market conditions on its share repurchase program, fluctuations in the cost and availability of supply chain resources and global economic conditions, including interest and currency rate fluctuations, and inflation rates.  The Company undertakes no obligation to update or revise publicly, any forward-looking statements, whether as a result of new information, future events or otherwise.

About McCormick

McCormick & Company, Incorporated is the global leader in the manufacture, marketing and distribution of spices, seasonings and flavors to the entire food industry—to foodservice and food manufacturers as well as to retail outlets.

# # #

For information contact:

Corporate Communications: John McCormick (410-771-7110 or

john_mccormick@mccormick.com)

Investor Relations: Joyce Brooks (410-771-7244 or joyce_brooks@mccormick.com)

6/2006

Epicurean International
Fact Sheet
June 2006

Business Description

- Established in 1989 in California
- *Thai Kitchen®* and *Simply Asia®* brands provide authentic, easy to prepare Asian foods.
- Distribution in grocery stores, natural food stores, mass merchandisers, drug stores and warehouse clubs.
- Production is outsourced to suppliers based in Asia
- Approximately 50 employees

Strategic Rationale for Acquisition

- Asian foods are a great fit with value added flavor strategy
- On-trend products offer authentic ethnic cuisine and convenience
- Distribution expansion and targeted advertising will grow net sales
- Cost efficient supply chain leads to strong margins

Market Performance and Position

- *Thai Kitchen®* is the #1 brand in the Thai food category. Introduced in 2002, the *Simply Asia®* brand expands beyond Thai cuisine and with 40 products increases the total products to more than 100.
- Sales have increased at a 32% compound annual growth rate since 2002.
- *Thai Kitchen®* brand has 45 ACV and *Simply Asia®* ACV is 21%.
- Fastest growing brands in the Asian category.
- New products introduced since 2001 represent 48% of sales.

2005 Net Sales by Brand


Simply Asia 28%
Thai Kitchen 72%

Financial Highlights

Acquisition price $97million

Multiple of EBITDA is approximately 11 times

Annual sales of approximately $50 million

Asian Foods Category *


Epicurean brands 5%
La Choy 12%
Kikkoman 15%
All others 68%

Thai Food Category *


Thai Kitchen 59%
A Taste of Thai 35%
All others 6%

*AC Nielsen data for 52 weeks ending 4/22/06

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Epicurean International Fact Sheet May 2006 Forward-looking Statement Certain information contained in this fact sheet, including expected trends in net sales and earnings performance, are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are based on management’s current views and assumptions and involve risks and uncertainties that could be materially affected by external factors such as: actions of competitors, customer relationships, ability to realize expected cost savings and margin improvements, market acceptance of new products, actual amount and timing of special charge items, removal and disposal costs, final negotiations of third-party contracts, the impact of the stock market conditions on its share repurchase program, fluctuations in the cost and availability of supply chain resources and global economic conditions, including interest and currency rate fluctuations, and inflation rates. The Company undertakes no obligation to update or revise publicly, any forward-looking statements, whether as a results of new information, future events or otherwise. 2 of 2